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                                Exhibit 10.28

                        1998 Executive Compensation Plan


This 1998 Executive Compensation Plan (the "Plan") is entered into between Participant ("Plan Participant") and Red Brick Systems, Inc. ("Red Brick" or the "Company"). The Red Brick Systems 1998 Executive Compensation Plan as defined in this document, is effective January 1, 1998, and will remain in effect until December 31, 1998. This Plan supersedes, cancels, and replaces all other plans for Executives. The Company reserves the right to modify this Plan at any time. Nothing in this Plan shall be construed as a commitment or guarantee of employment for any specified period of time. Red Brick Systems reserves the right to modify this Plan.

The Plan consists of the following components:

1.   Base Salary
2.   MBO Bonus
3.   Company Profit Bonus
4.   Total Revenue Bonus
5.   Year-end Bonus

These components, together, comprise the executive's total compensation paid by the Company. None of these components are guaranteed to the executive, and as such cannot be construed as any type of contract for employment.

Each executive will receive this "1998 Executive Compensation Plan" document, as well as an individualized "Plan Summary" document, which will outline each component of the executive's total target compensation, with Company profit and total revenue goals.

BASE SALARY:

Every executive receives a salary, paid out in semi-monthly payments. The Company's compensation philosophy provides for pay at comparatively competitive or near-competitive rates with the Company's market for products and people.

The Company also follows a pay-for-performance guideline as part of this compensation philosophy. As such, the Company provides for yearly performance appraisals in which the executive is given a written review by their immediate manager (CEO or Board of Directors).

MBO BONUS:

At the beginning of the fiscal year and/or quarter the Chief Executive Officer of the company will work with each vice president to establish three to seven performance objectives for each fiscal quarter for each officer and vice president. The Company's Board of Directors will establish the quarterly performance objectives for the CEO. Each objective will include a specific, measurable result and will be given a weighted value based on the effort required by the executive to reach the objective, as well as the objective's impact on the Company's business. The MBO Bonus amount the executive will be eligible to earn is outlined on the attached individualized "Plan Summary" document.

The MBO bonus will be earned on the date that a participant's performance is reviewed against the set MBO goals for the preceding quarter. To be eligible to earn the MBO bonus, a participant must be continuously employed by the Company on the review date. If a participant ceases to be employed by the Company for any reason prior to the review date, then he or she will not be eligible to earn or receive any part of the MBO bonus under this plan.

The review date will be within fifteen (15) days after the end of each fiscal quarter. The CEO will review the performance of each vice president and officer for the preceding quarter against the set MBO goals for

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that quarter. The Board of Directors will review the performance of the CEO for the preceding quarter against his MBO goals for that quarter. The CEO or Board of Directors will then determine in sole discretion what, if any, MBO bonus to award the participant.

At the end of each fiscal quarter, the Company may modify the performance objectives of any participant for the remaining fiscal quarters of the year if at its sole discretion it is deemed necessary to do so.

The MBO bonus earned by the participant will be paid no later than thirty (30) days after the review date.

COMPANY PROFIT BONUS:

A profit bonus will be earned at the end of each fiscal quarter based on achievement of the quarterly operating profit objective set for that quarter, as approved by the Board of Directors. The profit bonus amount the executive will be eligible to earn is outlined on the attached individualized "Plan Summary" document.

If the profit objective is met, but the department that the executive manages has exceeded its quarterly expense budget, the profit bonus will not be paid to that individual. If the profit objective is not met, the executive is not eligible to earn or receive any Company Profit Bonus under this Plan.

If the Plan Participant's quarterly budget under review is exceeded due to authorized headcount by the CEO of the Company, the Plan Participant is still eligible to earn his or her quarterly profit bonus. The headcount which is outside of the Plan must be authorized by the CEO within the first thirty (30) days of the quarter.

Profit achievement will be calculated based on unaudited revenue recognized by the Company under its revenue recognition policies and unaudited expense recognized by the Company under its expense recognition policies, both in accordance with generally accepted accounting principles.

TOTAL REVENUE BONUS:

A total revenue bonus will be earned at the end of each fiscal quarter based on the achievement of the quarterly overall revenue objective set for that quarter, as approved by the Board of Directors. The targeted total revenue bonus amount the executive will be eligible to earn at 100% of goal is outlined on the attached individualized "Plan Summary" document.

If the total revenue objective is met, but the department that the executive manages has exceeded its quarterly expense budget, the total revenue bonus will not be paid to that individual. If the total revenue objective is not met, the executive is not eligible to earn or receive any part of the Total Revenue Bonus under this Plan.

If the Plan Participant's quarterly budget under review is exceeded due to authorized headcount by the CEO of the Company, the Plan Participant is still eligible to earn his or her quarterly total revenue bonus. The headcount which is outside of the Plan must be authorized by the CEO within the first thirty
(30) days of the quarter.

Total revenue achievement will be calculated based on unaudited revenue recognized by the Company under its revenue recognition policies, in accordance with generally accepted accounting principles.

Executives covered under this Plan are eligible for an additional amount of Total Revenue bonus in the event the Company exceeds its quarterly total revenue goal. The amount of additional bonus is calculated based on the following schedule:

     Company achieves 105% of goal = additional 2% of executive's base salary Company achieves 110% of goal = additional 4% of executive's base salary Company achieves 115% of goal = additional 6% of executive's base salary

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In the event the Company exceeds its quarterly total revenue goal by an amount that exceeds 115%, the CEO may at his sole discretion make additional recommendations for raised bonus levels.

Orders will be both designated by the CEO before the beginning of the quarter and audited by the CEO after the end of the quarter. Orders counted toward a quarterly bonus that are in excess of revenues of that quarter will always be deducted from revenues and orders counted toward bonus in the subsequent quarter. If any portion of the bonus is paid on an order that does not materialize, the appropriate amount of bonus will be retracted from the most recently paid bonus or deducted from the next quarter's bonus, based on the CEO's recommended course of action.

The profit and revenue objectives attached to this document may be modified during the year by approval of the Board of Directors.

The profit and total revenue bonuses will be earned on the date that profit and revenue information for the preceding fiscal quarter is reported to the Board of Directors of the Company. To be eligible to earn the profit and the total revenue bonus, a participant must be continuously employed by the Company on the earning date. If a participant ceases to be employed by the Company for any reason prior to the earning date, then he or she will not earn or receive any profit or total revenue bonus under this Plan.

The profit and total revenue bonuses will be paid to participant within thirty
(30) days of the date earned.

YEAR-END BONUS:

A year-end bonus will be earned by participants at the end of the fiscal year, based on attainment of the 1998 Revenue and Profit goals, as approved by the Board of Directors. The year-end bonus amount the executive will be eligible to earn is outlined on the attached individualized "Plan Summary" document.

The year-end bonus will be paid no later than thirty (30) days after the end of the fiscal year. If the year-end objectives are not met by the Company, the executive is not eligible to earn or receive any year-end bonus payment.

The Company may amend, modify, suspend or terminate the 1998 Executive Compensation Plan at any time and for any reason upon fifteen (15) days written notice to each participant. In particular and without limiting the foregoing, the Plan has been implemented under the assumption that the Company will attempt to achieve its 1998 Operating Plan, as presented to the Board of Directors. If the Company's operating results are materially different from the results forecasted in the Operating Plan, the Company expects that it would modify the Plan to be consistent with changes to the Company's revised financial forecast.

Nothing in this Plan alters the "at-will" employment relationship between participants and the Company. This means that either the participant or the Company may terminate the employment relationship at any time, for any reason, with or without cause or advanced notice.

This agreement constitutes the entire agreement between the Company and the participants regarding the terms of the Plan and supersedes all contrary verbal or written representations that may have been made or which may be made to participants. Any prior agreements between the Company and the participants covering compensation arrangements are hereby superseded in their entirety and shall be of no further force or effect.

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I HAVE READ AND ACCEPT THE TERMS OF THE RED BRICK SYSTEMS 1998 EXECUTIVE
COMPENSATION PLAN.



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Signature of Plan Participant



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Print Name of Plan Participant



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Date





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Signature of Company/BOD Representative



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Print Name of Company/BOD Representative



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Date

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